Exhibit 99.1

ELEPHANT TALK COMMUNICATIONS

Receives Non-Compliance Notice from NYSE MKT

Company Expects to Submit a Plan to Regain Compliance

New York, New York – June 2, 2016 - Elephant Talk Communications Corp. (NYSE MKT: ETAK), a provider of ‘on-prem’ and ‘cloud-based’ mobile network operated solutions, announced today it has received a non-compliance notice from the NYSE MKT because it has fallen below the stockholders’ equity standards of Section 1003(a)(iii) of the NYSE MKT Company Guide and may no longer be in compliance with the financial impairment standards of Section 1003(a)(iv) of the NYSE MKT Company Guide (the “Guide”) and the stock price standards of Section 1003(f)(v) of the Guide.

In order to maintain its listing, ETAK is required to submit a specific plan of compliance (the “Plan”) by June 27, 2016 addressing how it intends to regain compliance with the continued listing standards of NYSE MKT by November 27, 2017 (the “Plan Period”). If the Plan is accepted, the Company may be able to continue its listing during the Plan Period, but will be subject to continued periodic review by the NYSE MKT. Additionally, ETAK will need to effect a reverse stock split of its common stock to effect an increase in its stock price.

“We are in the midst of a major restructuring of the Company which is progressing on plan and has already begun moving, and which we expect will regain compliance.” said Hal Turner, Executive Chairman of the Company. “This notification was not unexpected given the impact of the restructuring and we expect to take the necessary steps to regain compliance. Our shareholders have been very supportive during our transition and we anticipate that the plans that we will share later this month to regain compliance will capitalize on our core competencies and be well received in the marketplace.”

If the Company does not submit a Plan by June 27, 2016 or, the Plan is not accepted by the NYSE MKT, it will be subject to delisting proceedings. Furthermore, if the Plan is accepted but the Company does not achieve compliance with the continued listing standards by November 27, 2017, or if the Company does not make progress consistent with the Plan during the Plan Period, the NYSE MKT will initiate delisting proceedings as appropriate.

The NYSE MKT’s notice has no immediate effect on the listing of the Company’s common stock on the NYSE MKT, except for the addition of a ..BC indicator by the NYSE MKT.

About Elephant Talk:

Elephant Talk (“ET”) and its subsidiaries provide a fully managed ’single sign on and application access’ Software as a Service (SaaS), Platform as a Service (PaaS), and Infrastructure as a Service (IaaS) application designed for communications services providers (“CSP”) end-users, delivered over the web. SaaS are applications designed for end-users, delivered over the web. PaaS is a set of tools and services designed to make coding and deploying those applications quickly and efficiently. IaaS is the hardware and software solution that powers it all including servers, storage, networks and operating systems. The Company is comprised of an experienced sales team, architects, software developers, implementation specialists and an operations team who bring turnkey mobile solutions to the retail telecommunications industry. ET also provides software based authentication and voice-biometrics technology and services through its wholly owned subsidiary, ValidSoft UK Limited (“ValidSoft”).

Please visit www.elephanttalk.com for more information.

About ValidSoft UK Ltd.:

ValidSoft, a subsidiary of ET, secures transactions using personal authentication and device assurance. We enable our customers to enhance their security while improving their user experience, utilizing our multi-factor authentication platform, Voice Biometric engine and Device Trust technology, all of which may be used as 'stand-alone' or integrated into multi-vendor solutions. ValidSoft serves multiple clients across the financial services, government and enterprise sectors and is the only company to have been granted four European Privacy Seals, reflecting its commitment to strong data privacy. Visit: www.validsoft.com.

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